Exhibit 10.2

CROWN MEDIA HOLDINGS, INC.

2006 RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made and entered into as of October 3, 2006 (the “Grant Date”), by and between Crown Media Holdings, Inc. a Delaware corporation (“Crown”) and Henry Schleiff (“Executive”) pursuant to the terms and conditions of the Amended and Restated Crown Media Holdings, Inc. 2000 Long Term Incentive Plan (the “Plan”). Capitalized terms not defined in this Amended Agreement shall have the meanings set forth in the Plan.

1.             Award of Restricted Stock Units.

(a)           General Award. Pursuant to the Plan, Crown awards to Executive 200,000 Restricted Stock Units (“RSUs”), each unit corresponding to one share of Crown Common Stock (as defined in the Plan), subject to the terms and conditions set forth in this Agreement and the Plan. This grant reflects a two-year grant. Crown also awards the additional Performance RSUs that may be vested under Section 2(b)(i)(A) and Section 2(b)(iii). A copy of the Plan has been delivered to the Executive. By signing below, the Executive agrees to be bound by all the provisions of the Plan. Each RSU constitutes an unsecured promise of Crown to deliver either a share of Common Stock or cash in an amount equivalent to one share of Common Stock to Executive on the Delivery Date (as defined below). As a holder of RSUs, Executive has only the rights of a general unsecured creditor of Crown.

(b)           Types of RSUs. Of the total 200,000 RSUs granted to Executive, 100,000 shall be deemed to be Employment RSUs and 100,000 shall be deemed to be Performance RSUs. Vesting of Performance RSUs shall depend on those four significant distribution agreements identified on Schedule I hereto (the “Major Distribution Agreements”) being Renewed by Crown or its subsidiary. The applicable provisions of this Agreement shall be specified by type of RSU, and if not so specified, shall apply to all RSUs granted hereunder.

2.             Vesting.

(a)           Employment RSUs. Subject to continued employment with Crown and/or its affiliates as of the fourth anniversary of the Grant Date (unless one of the events enumerated in Section 4 of this Agreement shall have earlier occurred) the Employment RSUs shall vest and become nonforfeitable on the fourth anniversary of the Grant Date.

(b)           Performance RSUs

                (i)            Achieved Performance RSUs. Performance RSUs are eligible to vest as set forth below, provided however, that only one of the following A-E shall apply and that which is applicable shall be the “Achieved Performance RSUs”:

                                                                (A)          150% of Performance RSUs if at least three of the Major Distribution Agreements are Renewed by November 8, 2007 and the fourth Major Distribution Agreement is Renewed prior to its expiration date or within 120 days thereafter.

                                                                (B)           100% of Performance RSUs if at least three of the Major Distribution Agreements are Renewed by November 8, 2007 and the fourth Major Distribution Agreement is Renewed but not prior to its expiration or within 120 days thereafter.

                                                                (C)           100% of Performance RSUs if all Major Distribution Agreements are Renewed on or prior to each agreement’s expiration date.

                                                                (D)          65% of Performance RSUs if all Major Distribution Agreements are Renewed within 120 days after expiration.

                                                                (E)           0% of Performance RSUs if all Major Distribution Agreements are not Renewed as outlined in any of A-D above.

(ii)           First Vesting. Subject to continued employment with Crown or one of its affiliates, 65% of the Achieved Performance RSUs shall vest and become nonforfeitable when the fourth Major Distribution Agreement is Renewed in accordance with one of Section 2(b)(i) A-E above (the “First Vesting”).

(iii)          Second Vesting. Subject to Executive being employed by Crown or one of its affiliates as of the date of the First Vesting, and subject to Section 2(b)(iv) below, the remaining Achieved Performance RSUs shall vest and become nonforfeitable on December 31, 2008 in accordance with the following formula: (Achieved Performance RSUs multiplied times the Modifier) less the Achieved Performance RSUs settled in the First Vesting, where the Modifier is as set forth below:

Subscriber Revenue Achieved for 2008	Modifier

Less than $47.86 mil	65%
$47.86 mil to 55.17 mil	85%
$55.17 mil to 61.93 mil	100%
$61.93 mil or more	135%

                (iv)          Discretion. The Committee shall have the discretion to increase or decrease the Modifier set forth in 2(b)(iii) above by 20%. The Committee shall also have the discretion to extend deadlines for the satisfaction of vesting in the event that renegotiation due to most favored nations clauses or other factors beyond the control of Crown delays finalizing Renewal of one or more Major Distribution Agreements.

                (v)           Notwithstanding Section 4 hereof, in the event of Executive’s involuntary Termination of Employment without Cause or Executive’s Termination of Employment for Good Reason within 90 days prior to a Vesting Date for Performance RSUs, the Performance RSUs shall vest in accordance with Section 2(b) as though Executive were still employed by Crown on that Vesting Date.

3.             Settlement of RSU Award.

(a)           Settlement. Subject to any cancellation of RSUs pursuant to Section 4, Crown shall deliver to Executive on the Delivery Date, at Crown’s sole, absolute and unfettered discretion, either: (1) the number of shares of Common Stock corresponding to such RSUs; or (2) cash in an amount equal to the number of shares of Common Stock corresponding to such RSUs multiplied by the average of the Fair Market Value (as defined below) of the Common Stock for the immediately preceding 14 business days including the Vesting Date (or, if such Vesting Date does not fall on a business day, as of the business day immediately preceding the Vesting Date) unless Executive has otherwise elected to defer receipt of such award in accordance with Committee authorization or pursuant to the terms of a nonqualified plan adopted by Crown. Crown shall have sole, absolute and unfettered discretion in determining whether to deliver shares of Common Stock or cash in an amount equivalent to the number of shares of Common Stock on the Vesting Date.

                (b)           Dividend and Stock Split Equivalents. For so long as Executive holds RSUs, at the time any dividend is paid with respect to a share of Common Stock or any forward stock split occurs, Crown shall credit to the RSU award of the Executive on the same date (or as soon as practicable thereafter) in respect of each RSU held by the Executive as of the record date for such dividend or split an amount at Crown’s sole, absolute and unfettered discretion, in cash, Common Stock, or other property, or in a combination thereof, in each case having a value equal to the dividend or split, subject to any deferral election by Executive in accordance with Committee authorization or pursuant to the terms of a nonqualified plan adopted by Crown. Such amounts shall vest and shall be paid on a pro rata basis at the same time as the underlying Employment or Performance RSU award with which such dividend or stock split is associated is settled.

                4.             Termination of RSUs and Non-Delivery Upon Certain Other Events.

Subject to Section 5 hereof, Executive’s rights with respect to any outstanding unvested RSUs shall immediately terminate and no payment shall be made in respect of such RSUs if, prior to the Vesting Date, Executive experiences a Termination of Employment (as defined in the Plan).

                5.             Acceleration of Vestings.

(a)           Employment RSUs. Notwithstanding Section 4 hereof, any outstanding unvested Employment RSUs shall vest immediately upon an Executive’s Termination of Employment by reason of: (1) the death of the Executive; (2) the Disability of the Executive; or (3) an Executive’s involuntary Termination of Employment without Cause or Executive’s Termination of Employment for Good Reason within 90 days prior to or 90 days after the date on which a Change in Control occurs.

                (b)           Performance RSUs. Notwithstanding Section 4 hereof, any outstanding Performance RSUs shall vest immediately upon an Executive’s involuntary Termination of Employment without Cause or Executive’s Termination of Employment for Good Reason within 90 days prior to or 90 days after the date on which a Change in Control occurs.

                6.             Definitions. For purposes of this Agreement:

                (a)           “Delivery Date” with respect to Employment RSUs or the First Vesting of Performance RSUs pursuant to Section 2(b)(ii) shall mean any date designated by Crown within thirty (30) days following a given Vesting Date. “Delivery Date” with respect to the Second Vesting of Performance RSUs pursuant to Section 2(b)(iii) shall mean the later of thirty (30) days following a given Vesting Date or fifteen (15) days following the issuance of Crown’s audited financials for 2008.

                (b)           “Fair Market Value” shall mean “Fair Market Value” as defined in the Plan; provided, however, that if there is no regular public trading market for such Common Stock, “Fair Market Value” shall mean the value established by the most recent independent appraisal of Crown conducted prior to the relevant Delivery Date.

                (c)           “Renewal” or “Renewed” shall mean that there is a fully executed, binding agreement with the relevant MSO on new terms, in a form customary in the industry and that has been approved by the Board.

                (d)           “Vesting Date” for Employment RSUs shall mean each of the fourth anniversary of the Grant Date and the date on which any one of the events in Section 5 occurs. Vesting Date for Performance RSUs shall mean (i) for Section 2(b)(ii) the date on which the fourth Major Distribution Agreement is Renewed and (ii) for Section 2(b)(iii), December 31, 2008.

                (e)           “Good Reason” shall have the meaning given in that Employment Agreement dated as of the date hereof by and between Crown and Executive.

                7.             Withholding Tax.

Executive may be subject to withholding taxes as a result of the settlement of RSUs. Unless the Committee permits otherwise, Executive shall pay to Crown in cash, promptly when the amount of such obligations become determinable, all applicable federal, state, local and foreign withholding taxes that Crown determines result from such settlement. Unless the Committee otherwise determines and subject to such rules and procedures as the Committee may establish, Executive may make an election to have shares of Stock withheld by Crown or to tender any such securities to Crown to pay the amount of tax that Crown in its discretion determines to be required so to be withheld by Crown upon settlement of RSUs, subject to satisfying any applicable requirements for compliance with Section 16(b) of the Exchange Act. Any shares of Stock or other securities so withheld or tendered will be valued as of the date they are withheld or tendered, provided that Stock shall be valued at Fair Market Value on such date. Unless otherwise permitted by the Committee, the value of shares withheld or tendered may not exceed the minimum federal, state, local and foreign withholding tax obligations as computed by Crown.

                8.             Non-transferability.

No RSUs shall be assignable or otherwise transferable by Executive. During the life of Executive any elections with respect to RSUs may be made only by Executive or Executive’s guardian or legal representative.

                9.             Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                10.           Governing Law.

                This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles.

                IN WITNESS WHEREOF, the parties hereto have executed this RSU Agreement as of the date first written above.

CROWN MEDIA HOLDINGS, INC.

	By:	/s/ Donald J. Hall, Jr.
:	Name:	Donald J. Hall, Jr.
	Title:	Co-chairman

/s/ Henry Schleiff
Henry Schleiff

Schedule I

Comcast:	Affiliation Agreement dated as of November 16, 1998 by and between Satellite Services, Inc. and Crown Media United States, LLC as subsequently amended from time to time.
DirecTV:	Affiliation Agreement dated as of August 20, 2001 by and between DirecTV, Inc. and Crown Media United States, LLC as subsequently amended from time to time.
Time Warner:	Affiliation Agreement dated as of July 21, 1999 by and between Time Warner Entertainment Company, L.P. and Crown Media United States, LLC as subsequently amended from time to time.
EchoStar:	Affiliation Agreement dated as of , 2000 by and between [EchoStar] and Crown Media United States, LLC as subsequently amended from time to time.